Exhibit 10.27

WEB MAIN FAX	WWW.CEPHEID.COM 1.888.336.2743 1.408.734.1260

December 22, 2011

Mr. Mike Fitzgerald

10 Miller Place, #1702

San Francisco, CA 94108

Re:	Offer of Employment by Cepheid

Dear Mike:

I am very pleased to confirm our offer to you of employment with Cepheid (the “Company”). You will report to John Bishop in the position of Senior Vice President, Human Resources. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Starting Salary. Your starting bi-weekly salary will be $11,153.85, which is the equivalent of $290,000.00 on an annual basis, and will be subject to annual review. Please be advised that you will not be eligible for consideration of a merit increase until May, 2013.

2. Incentive Plan. You will have the opportunity to earn a bonus targeted at 40% of your base salary, to be paid based upon the financial performance of the Company and achievement of corporate goals approved by the Board of Directors. You will receive documentation regarding the Company’s Incentive Plan upon commencement of employment.

3. Change of Control. The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.

4. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

5. Paid Time Off. You will accrue Paid Time Off (PTO) based on an accrual rate of 20 days per calendar year, commencing with your hire date.

6. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain Information or Inventions that will be the property of the Company. To protect the Interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Mr. Mike Fitzgerald Employment Offer Page 2

7. Options. We will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted options to purchase up to 56,000 shares of Common Stock of the Company at the closing fair market value of the Company’s Common Stock at the end of business on the day the Compensation Committee approves your grant, or your first day of employment, whichever is later, and which shall otherwise be subject to the option award agreement. The options will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company. However, the grant of such options by the Company is subject to the Compensation Committee’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the specific option grant to you will be provided upon approval of such grant by the Compensation Committee.

8. Restricted Stock. We will recommend to the Compensation Committee of the Board of Directors of the Company that you be granted restricted stock units (“RSUs”) in respect of 10,000 shares of Common Stock of the Company, subject to the RSU award agreement. The RSUs will vest into shares at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/16th of the RSUs at the end of each three-month period thereafter, so long as you remain employed by the Company. However, the grant of such RSUs by the Company Is subject to the Compensation Committee’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the specific RSU grant to you will be provided upon approval of such grant by the Compensation Committee.

9. At-Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change In your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11. Insider Trading Policy. This offer is contingent upon reading and signing the enclosed Insider Trading Policy.

12. Background Check. This offer is also contingent upon successful completion of a background check, including a check of your employment references. This offer can be rescinded based upon data received in the background check.

13. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, If any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor Its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which Is not contained In this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

Mr. Mike Fitzgerald Employment Offer Page 3

14. Acceptance. This offer will remain open until December 29, 2011. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Sincerely,

Kari E. Leetch
Vice President, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

	Date signed:	22 DECEMBER 2011
Mike Fitzgerald

JANUARY 2012
Start Date